PEOPLES BANCORP INC. (Nasdaq: PEBO)
TELECONFERENCE CALL TO DISCUSS THIRD QUARTER 2008 EARNINGS
Thursday, October 23, 2008     11:00 am local time

Facilitator:  Good morning, and welcome to Peoples Bancorp’s conference call.  My name is Mike, and I will be your conference facilitator today.  Today’s call will cover Peoples Bancorp’s discussion of results of operations for the quarter ended September 30, 2008.

Please be advised all lines have been placed on mute to prevent any background noise.  After the speakers’ remarks, there will be a question and answer period.  [Facilitator Instructions].  This call is also being recorded.  If you object to the recording, please disconnect at this time.

Please be advised that the commentary in this call may contain projections or other forward-looking statements regarding future events or Peoples Bancorp’s future financial performance.  These statements are based on management’s current expectations.  The statements in this call which are not historical fact are forward-looking statements and involve a number of risks and uncertainties, including, but not limited to, the interest rate environment; the effect of federal and/or state banking, insurance, and tax regulations; the effect of technological changes; the effect of economic conditions; the impact of competitive products and pricing; and other risks detailed in Peoples Bancorp’s Securities and Exchange Commission filings.  Although management believes that the expectations in these forward-looking statements are based on reasonable assumptions within the bounds of management's knowledge of Peoples’ business and operations, it is possible that actual results may differ materially from these projections.  Peoples Bancorp disclaims any responsibility to update these forward-looking statements.

Peoples Bancorp’s 3rd quarter 2008 earnings release was issued this morning and is available at peoplesbancorp.com.

This call will include about 20 minutes of prepared commentary, followed by a question and answer period, which I will facilitate.  An archived webcast of this call will be available on peoplesbancorp.com.

Peoples Bancorp’s participants in today’s call will be Mr. Mark Bradley, President and Chief Executive Officer, and Mr. Ed Sloane, Chief Financial Officer and Treasurer, and both will be available for questions following opening comments.

Mr. Bradley, you may begin your conference sir.

Mr. Mark Bradley:  Thank you.  Good morning and welcome to Peoples Bancorp’s conference call.

Today, Peoples Bancorp reported third quarter 2008 net income of $3.0 million, or 28 cents per diluted share, compared to $5.1 million or 49 cents per diluted share for last year’s third quarter.

Despite the lower net income on a comparative basis, Peoples Bancorp’s third quarter results of operations show year over year growth in net interest income, net interest margin, non-interest income, and meaningful control over operating expenses.  We improved our risk profile through active investment portfolio management, which included the sale of our remaining Fannie Mae preferred stock in early July.

However, loan quality suffered due to ongoing challenges caused by the struggling economy and weakened commercial real estate market.  As a result, non-performing loans increased from June 30 levels, and third quarter earnings were reduced by a higher provision for loan losses due to downgrades of a few commercial real estate loans.  Despite these challenges, we have preserved our strong capital position and remain comfortably above well-capitalized standards at September 30th.

As I mentioned, Peoples’ loan portfolio has not been immune to the credit quality issues that many in the financial services industry face due to the struggling real estate market and the economy in general.  During the third quarter, we downgraded certain commercial real estate loans through our normal loan review process and evaluation of the borrower’s financial condition.  As a result of these downgrades, we increased the allowance for loan losses to $19.2 million or 1.72% of total loans at September 30, compared to $15.2 million or 1.38% at June 30th.  We recorded a third quarter provision for loan losses of $6.0 million, compared to $6.8 million for the second quarter of 2008 and $1.0 million for the third quarter of 2007.

Net charge-offs were $2.1 million or 0.74% of average loans in the third quarter, as compared with $7.5 million in the second quarter and $1.0 million in the third quarter of last year.  Approximately $1.1 million of third quarter 2008 net charge-offs were related to a commercial loan that moved to nonaccrual status during the quarter.  Excluding this charge-off, other charge-off levels were consistent with that experienced in last year’s 3rd quarter.

In addition to commercial loan downgrades, we experienced increases in nonperforming assets and loans.  At September 30, People’s non-performing assets were $36 million, or 1.88% of total assets, up from 1.13% at June 30, 2008, while nonperforming loans stood at $35.7 million or 3.21% of total loans, up from 1.92% at the linked quarter end.  This marked the third consecutive quarter of increases in our nonperforming loans, and as was the case in the prior two quarters, the increase was due to isolated issues with certain larger customer relationships.  In the third quarter, three specific commercial real estate loan relationships totaling $14.4 million were placed on nonaccrual status because of deterioration in the borrowers’ financial condition from the weakened real estate market and the overall economy.

The first of these relationships involves a group of commercial real estate loans to a single borrower, secured by office complexes and raw land properties in central Ohio.  These various loans are seasoned loans dating back as far as 2003.  During the third quarter, these loans were exhibiting signs of impairment, as the liquidity of the borrower became strained due to many vacancies in office complexes securing the loans.  As a result, these loans, totaling $5.5 million, were placed on nonaccrual status.  The loan to value ratio on all of these loans was 85% or less at the time of origination, and we are currently in the process of updating our analysis and collateral values on this relationship.

The second relationship is a commercial real estate credit originated in 2004 and secured by car washes in various cities in Indiana and a shopping center in northern Ohio.  After appraisals and analysis, the loan was charged down by its previously accrued specific reserve amount of $1.1 million, reflecting the underlying collateral’s current market value.  The remainder of the loan totaling $2.2 million was placed on non-accrual status during the third quarter.

And finally, the third relationship, which has some common guarantors with the loan I just described, is a commercial real estate credit of $6.8 million originated in 2006 on a hotel in northeast Ohio.  This loan was placed on nonaccrual status during the third quarter after the borrower reported continued losses from operations in 2008.  A recent appraisal indicates that the loan is adequately collateralized at this time.

So, at September 30th, the majority of our $35.7 million in nonperforming loans is attributable to a few large customer relationships that continue to be monitored.  Except for a loan for about a half million dollars where we are in third position, we are in first lien position on all of these relationships.  We have been working diligently with our legal counsel and cooperatively with the management of these entities to work through the issues.

Outside of our commercial real estate portfolio, our consumer loans, which include 1-4 family real estate and personal loans, continue to have manageable delinquency and charge-off levels and are not materially different than our experience over the last few quarters, if not slightly improved in certain categories compared to year-end 2007.

Despite the elevated levels of non-performing loans, we believe that the overall risk in the loan portfolio remains manageable.  We continue to monitor and proactively address our entire loan portfolio in light of the changing market and borrower conditions.  The steps taken to increase our allowance for loan losses and preserve our healthy capital position during the third quarter should allow us to weather the storm of the current credit cycle.  However, there can be no assurance that our allowance will be adequate to cover future losses, especially considering the current economic uncertainty and its potential impact on Peoples Bancorp’s loan portfolio.

Third quarter loan balances grew more than expected, as total loans were up $8.8 million from June 30.  Declines in commercial loans were offset by stronger gains in real estate construction, home equity, and personal loans.  While our loan portfolio is still more weighted toward commercial real estate loans, we have had some modest growth in consumer loans over the past several quarters.  We continue to sell 1-4 family mortgages to the secondary market, which has limited growth in that category, but we’ve seen the declines slow over the last quarter as we’ve been keeping more mortgages on our balance sheet.  We expect loan growth to continue to be challenged over the remainder of 2008 and into 2009, although we have been seeing some increasing opportunities as capital markets have seized up.

And now I will turn the call over to our CFO, Ed Sloane, for his comments on third quarter results.

Mr. Ed Sloane: Thank you, Mark.

On the investment side of the balance sheet, we continued to enhance our credit and interest rate risk profile through active portfolio management during the third quarter.  As Mark mentioned, early in the quarter we sold our remaining $1.9 million in Fannie Mae preferred stock exposure at a pre-tax loss of $594 thousand, or $386 thousand after-tax.  As a result of this sale, Peoples completed its exit strategy from Fannie Mae and Freddie Mac preferred stock.  Despite the short-term reduction in earnings resulting from the sale of these securities, we avoided even steeper possible losses and reduced our investment portfolio’s long-term credit exposure through this proactive decision.

The Fannie Mae preferred stock losses incurred during the third quarter were partially offset by net gains totaling $479 thousand, or $311 thousand after-tax, from the sale of various investment securities, primarily obligations of US government sponsored enterprises and tax-exempt municipal bonds with an aggregate book value of $21.4 million.  These securities were sold as part of the ongoing management of Peoples’ credit and interest rate risk profile.

At September 30, Peoples available-for-sale investment portfolio totaled $598 million, of which $51 million was classified as “corporate obligations and other securities,” and consist of the following:
•	$21 million of US Government backed student loan pools.
•	$23 million of individual bank trust preferred securities, of which $12 million were investments in institutions rated Triple B (BBB) or higher and $11 million in non-rated institutions.
•	$1 million in bank equity investments.
•	$6 million of CDO’s and Income Notes, which are performing as we expected after writedowns in the second half of 2007.

We continue to closely monitor the credit quality within our portfolio and make adjustments, as appropriate in the circumstances.  Although the CDO’s and Income Notes pose some concerns, we believe the quality of the investments included in the “corporate obligations and other securities” segment of our portfolio are good long-term investments for the company.

As Mark mentioned, net interest income and margin were both bright spots for the third quarter.  Net interest income increased 11% to $14.6 million and net interest margin expanded 24 basis points to 3.50% compared with the prior year’s third quarter.  The majority of these improvements was due to reductions in funding costs that outpaced declines in asset yields due to the re-pricing of many liabilities to lower short-term market rates, and the widening of credit spreads.  In addition, deposit growth during 2008 has allowed Peoples to reduce higher-cost wholesale funding. Specifically, Peoples third quarter cost of funds was 3.01%, down 103 basis points from last year’s third quarter, while earning asset yields declined only 69 basis points to 6.15%.  Through the first nine months of 2008, net interest income has grown 9% over 2007, and net interest margin was 3.54% versus 3.29%.  Our third quarter net interest income and margin include loan prepayment fees, interest reductions for loans placed on nonaccrual status and interest collected on nonaccrual loans that reduced net interest income by $241 thousand or 5 basis points of margin.

As we expected, third quarter net interest income and margin were pressured by some assets re-pricing downward and limited opportunities to reduce funding costs.  In addition, we did not experience the same level of prepayment fee income in the 3rd quarter and saw an increase in non-accrual loans, which combined to reduce earning asset yields as compared with the first half of 2008.  Current interest rate conditions should continue to challenge net interest income and margin; however, we are continuing to manage our balance sheet position to optimize Peoples’ income stream while also minimizing interest rate and credit risk.  Our gap position remains relatively neutral in the 1-year time horizon, so we do not expect to see much benefit from recent reduction in short-term interest rates.  We anticipate slight contraction of net interest margin in the fourth quarter and look for margin to be in the mid 3.40’s in the fourth quarter and into the early parts of next year.  This guidance excludes the effects of any possible prepayment fees or interest adjustments for nonaccrual loans.

On the funding side of the balance sheet, Peoples total retail deposits, which exclude brokered CDs, were essentially unchanged from $1.24 billion at June 30 of 2008, as an $8.4 million increase in interest-bearing balances was offset by an $8.8 million decline in non-interest bearing balances.  For the quarter, retail CD balances grew $5.7 million, while money market and savings balances added $3.1 million and $2.1 million respectively.  The growth in retail interest bearing deposits was impacted by a single commercial customer transferring $14 million in retail money market deposits to overnight repurchase agreements in late September, which are classified as borrowings on the balance sheet.

On a year-to-date basis, Peoples Bancorp’s total retail deposit balances have increased $114 million or 10%, due mostly to higher interest bearing deposits, including approximately $70 million in CD funding from customers outside our primary market area instead of using relatively higher costing brokered CDs.  Non-interest bearing deposits have grown by $9.4 million or 7% annualized over year-end 2007, while money market accounts have gained $22 million and savings have added $11 million.  This strong growth in deposits has allowed Peoples to reduce higher-cost wholesale funding over the course of the year, and has strengthened our liquidity position.  At September 30th, we had approximately $349 million in available wholesale funding capacity, which we measure as the combination of our borrowing limits plus brokered CD capacity and unpledged investment securities.

The third quarter saw Peoples Bancorp continue to progress on our strategy to diversify revenue streams through growth in our non-interest related revenues.  Total non-interest income was $8.2 million for the quarter, up $462 thousand or 6% over the same period last year.  Growth was driven mainly by increases in insurance commissions and service charges on deposits, which were up 9% and 8% respectively, over the third quarter of 2007.  Electronic banking income, which includes debit card interchange income, was up 13%, while revenues from our fiduciary and brokerage businesses grew 5%.  These positives were offset by a decline in mortgage banking income corresponding with the slow down in secondary mortgage production.

Operating expenses were controlled, with third quarter non-interest expense totaling $13.2 million, up just 1% compared to the 2nd quarter of 2008.  Increases in professional fees and electronic banking expenses were offset by declines in amortization of intangibles and marketing expense.  On a year to date basis, total non-interest expense for 2008 was up just 2% over last year, while total revenues have increased by 7%.  As revenue growth has outpaced expense growth, Peoples Bancorp’s 2008 year-to-date efficiency ratio has improved by almost 200 basis points over last year to 56%, and continues to compare favorably with peers.  We look for our efficiency ratio to continue to be in the 55% to 57% range in the fourth quarter of 2008.

And now I will turn the call back over to Mark for his final comments.

Mr. Mark Bradley: Thank you Ed.

Right now our focus is on loan quality, capital strength and maintaining or enhancing liquidity.

In spite of the increased loan loss provision in 2008, Peoples Bancorp’s capital position has remained strong, and our regulatory ratios far exceed those required for “well-capitalized” institutions.  Peoples’ September 30, 2008 total risk-based capital ratio was 13.68%, up from 13.33% at June 30, and 13.23% at year-end.  Our tangible equity to tangible assets ratio was 7.0% at September 30, and speaks to our ability to “weather the storm” of the current credit and economic cycles.  We remain focused on preserving our capital and continuing our quarterly dividend payments.  Thus far in 2008, our dividend has grown 3% over last year, and we are proud of our 42-year history of dividend growth for our shareholders.

We continued to see many positives in our business fundamentals in the third quarter, including net interest margin expansion over the prior year, continued revenue diversification, and cost control.  We were also able to grow deposit balances.  Like many in our industry, we saw deterioration in asset quality, although the majority of our increase in nonperforming loans in 2008 is related to a small number of commercial credits.  Year-over-year revenue growth was driven by higher net interest income and margin, and expense growth was contained.

In the fourth quarter, we look for stable to slightly lower net interest margin, and non-interest income and expense comparable to third quarter 2008 levels.  Pre-tax income will also be increased by the approximately $250 thousand in gains from the previously announced sale of our Grayson, Kentucky office, which was completed last week.  We will not provide any guidance for fourth quarter loan loss provision, and therefore net income, as such projections are nearly impossible considering the economy and unpredictable nature of the markets.  I do lean more to the fourth quarter being another quarter of building our loan loss reserve as we see economic conditions deteriorating further before seeing any signs of improvement, we hope, sometime in 2009.

However, our capital is a source of strength for us and we will continue to manage Peoples Bancorp for the long-term while making the best of a challenging operating environment.

This concludes our commentary, we will open the call for questions.  Once again, this is Mark Bradley and joining me for the Q and A session will be Ed Sloane, Chief Financial Officer.

I will now turn the call back into the hands of our call facilitator.  Thank you.

Question and Answer Session

Facilitator:  Thank you, sir.  [Facilitator Instruction].  Your first question comes from Daniel Arnold of Sandler O’Neill.

Daniel Arnold:  Hey, good morning guys.

Mark Bradley:  Hi, Dan.

Ed Sloane:  Hi, Dan.

Daniel Arnold:  Just a couple of quick questions for you.  First, I was wondering, and this is probably for Ed, but if you can just go over some of those details you gave on the securities again?  I missed the couple of them particularly on the trust preferred and the income notes.

Mark Bradley: Yeah.  Sure, Dan.  On the trust preferred, we do have as I indicated $23 million of bank trust preferred securities, $12 million are BBB rated or higher and $11 million non-rated.  And the trust preferreds are really a diversified group of – it’s diversified money, that $23 million is really diversified between several banks.  And they go through the same level of OTTI evaluation on a quarterly basis, where we’re stressing our NPA levels and those types of things.  So, yeah, those are – that’s pretty much what I said regarding the trust preferreds.

Daniel Arnold:  Okay.  And you guys carrying those at par value right now?

Ed Sloane:  They are actually slightly – yeah, they are right around the par value mark.  That’s correct.

Daniel Arnold:  Are those single bank issue or are those pooled trust preferreds?  I mean kind of get a sense of…

Mark Bradley:  They are more single bank.

Daniel Arnold:  Okay, and then just with the respect to credit quality, it looks like – if you look at the total NPA level, it looks like actually absent the three commercial real estate loans, total non-performing loans came down little bit and it’s offset by an increase in 90 days past due.  I just wanted to see – what you guys were seeing there?  Have you seen any improvement or are things continuing to deteriorate in the portfolio?  And then on the 90 days past due side, just wanted to see what was causing the increase there.

Mark Bradley:  Well, you trailed off a little bit there Dan, but I think you are asking – absent the three loans that went to non-accrual status we did – we did see a slight decrease in non-accrual loans.  Some of that is unfortunately through charge-offs and working out some credits.  But you are correct, there is a slight decrease.  The 90 days and over number did increase from $290,000 at the end of June to $1,852,000.  There is no – that’s not a group of 10 or 12 loans, that’s a single or a couple relationships they we’re keeping our eye on.

Daniel Arnold:  Okay.  And then, just as it relates to the – margin, looks like you guys let some brokered CDs roll off a little bit and replaced those with borrowings.  I imagine, since the issue of what rate you got – from both of those.  But I wanted to see how that will affect things going forward.  Seeing an increase in borrowings, if those costs have continued to go up?

Ed Sloane:  We are actually seeing deposit growth and that has certainly helped in that regard.  I think we mentioned in the call, that there were some outside the primary area market CDs that have been added and we continue to focus our attention on our deposit growth and improving or continuing to build our liquidity levels.

Daniel Arnold:  And then, just one last question on a – on the TARP plan.  I was just wondering if you guys have given any thought to that – if you have applied for any capital from that.  What you guys are thinking?

Mark Bradley:  It’s a good question, Dan.  We are analyzing the TARP plan and I assume you mean capital injection of preferred stock.

Daniel Arnold:  That’s exactly right.

Mark Bradley:  It’s the first precious deadline.  We are analyzing it.  We are talking to our regulators.  We have not formulated an opinion one way the other.  We have thoughts about it, such as it seems to be a pretty cheap source it capital, but trying figure out all of strings that are attached to it – that’s were the real work is.  We obviously have a strong capital position.  But it is something we have to look at.  I think it’s our duty to look at it.  We don’t have a lot of time to analyze it.  I think we’re actually somewhat lucky to have a good two or three weeks to look at from every angle.  And, we are talking to our bank regulators to get their thoughts on it.  So no, I can’t give you guidance on which way we’re going, except that we are looking at it.

Daniel Arnold:  Okay.  Great.  Well, I appreciate that guys.

Mark Bradley:  Alright.  Thank you.

Facilitator:  And the next question I have comes from Jason Werner of Howe Barnes.

Jason Werner:  Good morning guys.

Mark Bradley:  Hi, Jason.

Ed Sloane:  Hi, Jason.

Jason Werner:  My first question is kind of follow up to Dan’s question about the trust preferreds that you have.  You mentioned $12 million BBB rated or higher.  I was curious if any of those pieces were downgraded since you owned them?

Ed Sloane:  No.  No, sir.  No, downgrades.

Jason Werner:  Okay.  And are any of them, have any of that $12 million or the other $11 million – have any of them suspended their dividends?

Mark Bradley: Did you ask about suspended dividends?

Jason Werner: Yes.

Ed Sloane:  No.  No, suspended dividends on…

Mark Bradley:  There’s quiet a few in there, but we don’t think there are any suspended dividends.

Ed Sloane:  Right.

Jason Werner:  Okay.  And, the way you kind of outlined it, the CDO’s that you have, that are trust preferred, that’s the separate $6 million that you talked about?

Ed Sloane:  That’s correct, the value or the book value on those is $6.1 million, $5 million in CDO’s and $1.1 million in income notes.  And that is the same that we’ve talked about in the past.

Jason Werner:  Right.  Okay.  Given what’s happening across the country with construction and development, I was a little surprised to see the construction growth in your portfolio.  Can you give us some color as to what types of projects those are, commercial or residential?  And where they are?

Mark Bradley:  Yes that’s actually something I can answer.  This is Mark.  For the most part Jason, those are going to be commercial real estate.  We do have a concentration in assisted living facilities, a good relationship with an Ohio based – an Ohio builder of those private pay facilities.  So we’re seeing – we’ve approved construction loans there and those are being drawn on as we speak.  And I believe there is a hotel loan in there as well, that is being built in Ohio.  So those would be the primary forces driving that number up.

Jason Werner:  And this is stuff that, maybe, like you said, you’re just seeing draws on?  You might have had those loan approved already, but you are just seeing draws now.

Mark Bradley:  That is correct.  These would have been approved months ago and are being drawn on right now.  We consider them to be good projects.  So, yeah, this is not – this is just a timing issue of when the loans are been drawn.

Jason Werner:  Okay.  Can you repeat – you said the assisted living and the hotel are both in Ohio?

Mark Bradley:  Yes.  The ones I’m thinking of would comprise the most of it.  Yes – they are in Ohio.

Jason Werner:  Okay.  All right.  And I guess that also, on the same kind of line of thought, with the growth in home equity.  Obviously, that’s an area that is giving some banks problems.  And yet you guys are seeing that number go up.  I guess, what can you tell us about that type of growth given what’s happened to home values?

Mark Bradley:  Yeah, it’s a good question.  Most of our home equity lines of credit are 80% loan to value, the vast majority.  We have seen a little bit of growth over the last couple of quarters.  We are monitoring that to see if it is additional stress on the consumer or if people are just accessing new lines that were booked over the last 12 months.  We did change our pricing probably 9 to 12 months ago so there have been some new equity lines come on board.  This is an area that we monitor.  I would not say we are overly concerned about it.  Home values in our markets did not shoot way up so we don’t expect from them to shoot way down.  But obviously the stress on the consumer has increased over last several months.  So, it’s not a huge part of our portfolio, but we have had good success with consumer delinquency lately.  So, we are very much monitoring that part of our portfolio to see if there has been any – degradation, I’ll call it, in that area.

Jason Werner:  Okay.  And then you had said that, you are seeing some opportunities on the loan front for loan growth, maybe seeing your competitors kind of pulling back a little bit.  But you still kind of say that you expect loan growth to be challenged.  That is kind of – how do you reconcile those statements?

Mark Bradley: Yeah, well it’s because – but we’ve sharpened things on our end as well.  We are looking at – we are seeing deals that we haven’t had the opportunity to look at before.  But we are trying to be conservative in our parameters with cash in the deal, loan to values, et cetera.  Loan exceptions are basically a thing of the past for – as much as we can do for the credits we look at especially with bank examiners.  We may be seeing a lot of opportunities, but that doesn’t mean we are going to book those loans necessarily.  So our goal right now is to have pretty steady to no growth in the loan portfolio over the next several quarters and just focus entirely on quality.  We’re still seeing opportunities.  We haven’t closed shop.  Its just we’re trying to be more selective.

Jason Werner:  Do you still see pay downs or has that kind of slowed down quite a bit too?

Mark Bradley:  No, that has slowed down and that’s one of the reasons loans were up in the third quarter.  We didn’t see the pay downs we thought we might.  We did have one early here in the fourth, just a couple of million – maybe $3 million, that we expected that to payoff at some point.  So, once in a while – if we had five to eight loans we thought would payoff, now only one or two might payoff so those have slowed down which keep our balances a little higher.

Jason Werner:  Okay.  And then, my last question, what can you tell us about trends in the delinquency rates for the 30 to 89 day category?

Mark Bradley:  Besides the commercial category, which is being hammered right now, the other categories compared to June 30th and probably year-end they’re either unchanged or even better than year-end last year – year-end 2007.  I think – it’s a credit to the underwriting standards we’ve had in place on the consumer side of the business.  We have not seen major changes in our 1 to 4 family portfolio.  Maybe a testament to what everything you’ve been reading about, we’re probably seeing more pressure on the loans we originated and sold Fannie Mae and Freddie than the loans we originated and held.  So, our collections folks are busy, but a lot of it is on paper we’ve already sold.  So, those areas Jason are holding in for us and we watch those like a hawk.

Jason Werner:  You said the commercial – you mean, commercial businesses are getting hammered?

Mark Bradley:  Well.  I am just saying over the last 9 to 12 months, the numbers are very different.  It’s different story on the consumer side.

Jason Werner:  Okay.

Mark Bradley:  No, we are not seeing a lot of increases say in the last 90 days on our 30, 60, 90 on the commercial side.  I’ll make that clear.

Jason Werner:  Okay.  I think that’s all that I have.  Thank you.

Mark Bradley:  Okay, thanks.

Ed Sloane:  Thank you.

Facilitator:  [Facilitator Instructions].  At this time, there are no further questions.  Sir, do you have any closing remarks?

Mark Bradley: Just to say thank you for everyone for participating.  Jason and Dan, thank you for your questions. Please remember that our earnings release and webcast of the call will be archived on peoplesbancorp.com under the Investor Relation section.  Thanks and have a good day.

Facilitator:  This will conclude today’s conference call.  Thank you.

END